Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

THIRD QUARTER 2015 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES JUNE 30, 2015 FINANCIAL RESULTS

THIRD QUARTER 2015 DIVIDEND DECLARED

New York, NY —August 4, 2015— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.38 per share, payable on September 30, 2015 to stockholders of record as of September 15, 2015.

JUNE 30, 2015 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2015.

HIGHLIGHTS

Financial

	Q2-15		Q2-14
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.37		$0.34
Net investment income	$108.5	$0.35	$92.0	$0.31
Net realized gains (losses)	$24.2	$0.08	$(48.5)	$(0.16)
Net unrealized gains	$13.8	$0.04	$99.3	$0.33
GAAP net income	$146.5	$0.47	$142.8	$0.48
Dividends declared and payable		$0.38		$0.38

	As of June 30,		As of December 31,
(in millions, except per share data)	2015	2014	2014
Portfolio investments at fair value	$8,573.4	$8,067.9	$9,028.4
Total assets	$9,124.9	$8,560.2	$9,497.8
Stockholders’ equity	$5,282.4	$4,933.6	$5,283.7
Net assets per share	$16.80	$16.52	$16.82

(1)                                 All per share amounts are basic and diluted.

(2)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q2-15	Q2-14	Q4-14
Portfolio Activity During the Period:
Gross commitments	$820.3	$1,018.9	$1,389.5
Exits of commitments	$783.1	$767.3	$1,269.1

Portfolio as of the End of the Period:
Number of portfolio company investments	207	202	205
Weighted average yield of debt and other income producing securities:
At amortized cost(3)	10.6%	10.1%	10.1%
At fair value(4)	10.6%	10.0%	10.1%
Weighted average yield on total investments:
At amortized cost(5)	9.7%	9.2%	9.3%
At fair value(6)	9.6%	9.0%	9.1%

(3)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(4)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(5)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(6)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

SECOND QUARTER 2015 OPERATING RESULTS

For the second quarter of 2015, Ares Capital reported GAAP net income of $146.5 million or $0.47 per share (basic and diluted), Core EPS(2) of $0.37 per share (basic and diluted), net investment income of $108.5 million, or $0.35 per share (basic and diluted), and net realized and unrealized gains of $38.0 million or $0.12 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2015, total assets were $9.1 billion, stockholders’ equity was $5.3 billion and net asset value per share was $16.80.

In the second quarter of 2015, Ares Capital made $820.3 million in new commitments, including commitments to ten new portfolio companies, eight existing portfolio companies and three additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, all were sponsored transactions.  As of June 30, 2015, 143 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $820.3 million in new commitments made during the second quarter of 2015, 37% were in first lien senior secured debt, 28% were in second lien senior secured loans, 23% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, 9% were in senior subordinated debt, 2% were in preferred equity securities and 1% were in other equity securities.  Of these commitments, 89% were in floating rate debt securities, of which 74% contained interest rate floors, and the remaining 26% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the second quarter of 2015, significant new commitments included:

•                  $187 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to four portfolio companies in a variety of industries;

•                  $94 million in a first lien senior secured term loan, a second lien senior secured term loan and equity of a developer, marketer and distributor of sports protection equipment and accessories;

•                  $88 million in first lien senior secured delayed draw and term loans of a national utility services firm providing engineering and consulting services to natural gas, electric power and other energy and industrial end markets;

•                  $70 million in a first lien senior secured term loan of a footwear and other accessories provider;

•                  $65 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a buying and marketing services organization for appliance, furniture and consumer electronics dealers;

•                  $63 million in first lien senior secured delayed draw and term loans of an educational travel provider;

•                  $51 million in a second lien senior secured term loan and equity of an automotive reconditioning services provider; and

•                  $43 million in senior subordinated delayed draw and term loans and equity of an asset based lender.

Also in the second quarter of 2015, Ares Capital exited approximately $783.1 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at June 30, 2015 was $8.6 billion, including $7.8 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 32% of first lien senior secured loans, 27% of second lien senior secured loans, 25% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 6% of senior subordinated debt securities, 2% of preferred equity securities and 8% of other equity and other securities. As of June 30, 2015, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.6%(3) (10.6% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.6%(5) (9.7% at amortized cost(6)), and 81% of the total investments at fair value were in floating rate securities.

“We continue to generate strong returns for our stockholders with a GAAP return on equity of 11.1% over the past four quarters.  We have now seen three consecutive quarters of increasing yield on our portfolio and continue to realize net gains on our investments,” commented Kipp deVeer, Chief Executive Officer.  “Our second quarter originations were strong with a majority of our new commitments made to existing portfolio companies, highlighting one of our competitive advantages with our position of incumbency and meaningful relationships across the middle market.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of June 30, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and loans on non-accrual status represented 1.7% of total investments at amortized cost (or 1.3% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2015, Ares Capital had $299.1 million in cash and cash equivalents and $3.6 billion in aggregate principal amount of debt outstanding ($3.6 billion in carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.1 billion available for additional borrowings under its existing credit facilities and Small Business Administration (“SBA”)-guaranteed debentures (the “SBA Debentures”) as of June 30, 2015.

In April 2015, Ares Venture Finance, L.P. (“AVF LP”), a wholly owned subsidiary of Ares Capital, received a license from the SBA to operate as a Small Business Investment Company (“SBIC”) under the provisions of Section 301(c) of the Small Business Investment Act of 1958, as amended. The amount of the SBA Debentures committed to AVF LP by the SBA is $75.0 million. As of June 30, 2015, AVF LP had $15.0 million of the SBA Debentures issued and outstanding, which mature in September 2025.

In June 2015, Ares Capital and its wholly owned subsidiary, Ares Capital JB Funding LLC, entered into an amendment to its revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (i) extended the stated maturity date from September 14, 2021 to September 14, 2022, (ii) extended the reinvestment period from September 14, 2016 to September 14, 2017, (iii) adjusted the interest rate on the SMBC Funding Facility from the previous applicable spreads of 2.00% over LIBOR and 1.00% over a “base rate” (as defined in the agreements governing the SMBC Funding Facility) to an applicable spread of either 1.75% or 2.00% over LIBOR or 0.75% or 1.00% over “base rate,” in each case, determined based on average borrowings outstanding under the facility, and (iv) expanded the type of collateral eligible for inclusion in the facility, subject to certain concentration limits.

SECOND QUARTER 2015 DIVIDEND

Ares Capital declared on May 4, 2015 a second quarter dividend of $0.38 per share for a total of approximately $119.5 million. The record date for these dividends was June 15, 2015 and the dividends were paid on June 30, 2015.

RECENT DEVELOPMENTS

From July 1, 2015 through July 29, 2015, Ares Capital made new investment commitments of approximately $427 million, of which $378 million were funded. Of these new commitments, 58% were in first lien senior secured loans and 42% were in second lien senior secured loans. Of the approximately $427 million of new investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From July 1, 2015 through July 29, 2015, Ares Capital exited approximately $237 million of investment commitments. Of these investment commitments, 73% were first lien senior secured loans, 17% were second lien senior secured loans and 10% were investments in subordinated certificates of the SSLP. Of the approximately $237 million of exited investment commitments, 97% were floating rate and 3% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.4%. On the approximately $237 million of investment commitments exited from July 1, 2015 through July 29, 2015, Ares Capital recognized total net realized gains of approximately $9 million.

In addition, as of July 29, 2015, Ares Capital had an investment backlog and pipeline of approximately $440 million and $810 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, August 4, 2015 at 12:00 p.m. (ET) to discuss its second quarter ended June 30, 2015 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 8725091 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 17, 2015 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10067105. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $8,452,913 and $8,875,095, respectively)	$8,573,395	$9,028,379
Cash and cash equivalents	299,079	194,555
Interest receivable	138,738	160,981
Receivable for open trades	3,966	859
Other assets	109,683	112,999
Total assets	$9,124,861	$9,497,773
LIABILITIES
Debt	$3,582,199	$3,924,482
Base management fees payable	33,021	34,497
Income based fees payable	28,949	33,070
Capital gains incentive fees payable	72,448	92,979
Accounts payable and other liabilities	67,073	81,892
Interest and facility fees payable	58,350	46,974
Payable for open trades	380	164
Total liabilities	3,842,420	4,214,058
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 314,469 and 314,108 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,334,249	5,328,057
Accumulated overdistributed net investment income	(57,230)	(32,846)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(114,505)	(166,668)
Net unrealized gains on investments and foreign currency transactions	119,613	154,858
Total stockholders’ equity	5,282,441	5,283,715
Total liabilities and stockholders’ equity	$9,124,861	$9,497,773
NET ASSETS PER SHARE	$16.80	$16.82

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
INVESTMENT INCOME
Interest income from investments	$201,272	$176,150	$399,928	$349,674
Capital structuring service fees	23,082	21,732	43,263	42,630
Dividend income	14,825	16,749	39,380	47,475
Management and other fees	6,235	6,078	12,273	12,030
Other income	4,065	4,218	7,882	12,837
Total investment income	249,479	224,927	502,726	464,646

EXPENSES
Interest and credit facility fees	56,421	53,151	114,996	105,644
Base management fees	33,021	30,731	66,937	60,815
Income based fees	28,949	25,540	58,314	53,858
Capital gains incentive fees	7,682	10,168	3,462	11,103
Administrative fees	3,514	2,813	6,970	6,556
Other general and administrative	8,773	7,610	15,726	14,040
Total expenses	138,360	130,013	266,405	252,016
NET INVESTMENT INCOME BEFORE INCOME TAXES	111,119	94,914	236,321	212,630
Income tax expense, including excise tax	2,616	2,923	6,141	8,303
NET INVESTMENT INCOME	108,503	91,991	230,180	204,327
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses)	24,248	(48,517)	56,002	(36,400)
Net unrealized gains (losses)	13,771	99,357	(35,245)	91,968
Net realized and unrealized gains on investments and foreign currency transactions	38,019	50,840	20,757	55,568
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(3,839)	(72)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$146,522	$142,831	$247,098	$259,823
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.47	$0.48	$0.79	$0.87
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,469	298,270	314,289	298,122

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2015 and 2014 are provided below.

	For the Three Months Ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.37	$0.34
Net realized and unrealized gains	0.12	0.17
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.02)	(0.03)
Income tax expense related to realized gains and losses	—	—
Basic and diluted GAAP EPS	$0.47	$0.48

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.